EXHIBIT 10.10

CONSULTING AGREEMENT

This Consulting Agreement is made as of the 24th day of November, 2020, by and between Olivier Darceaux (“Consultant”) and Digital Development Partners, Inc., d/b/a Black Bird Potentials Inc., a Nevada corporation (“DGDM”).

WHEREAS, DGDM is in need of website management, design and other related online services; and

WHEREAS, Consultant is capable of providing the website management, design and other related online services required by DGDM; and

WHEREAS, DGDM desires to hire Consultant and Consultant is willing to accept DGDM as a client.

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

1. Services. DGDM hereby engages Consultant, on a non-exclusive basis, to render consulting services with respect to certain of its needed website management, design and other related online services, including, without limitation, those services set forth in Exhibit “A” attached hereto and made a part hereof. Consultant hereby accepts such engagement and agrees to render such consulting services throughout the term of this Agreement. Consultant agrees that he shall be responsible for all expenses incurred in his performance hereunder, unless DGDM and Consultant shall agree otherwise in writing.

It is further agreed that Consultant shall have no authority to bind DGDM to any contract or obligation or to transact any business in DGDM’s name or on behalf of DGDM, in any manner. The parties intend that Consultant shall perform his services required hereunder as an independent contractor.

2. Term. The term of this Agreement shall commence on November 24, 2020, and shall continue through September 30, 2021.

3. Consideration. In consideration of the services to be performed by Consultant, DGDM agrees to pay to Consultant the consideration (the “Consideration”) set forth in Exhibit “B” attached hereto and made a part hereof, which Consideration includes the Consultant Stock (as defined in Exhibit “B”).

4. Representations and Warranties of DGDM. DGDM represents and warrants to Consultant that:

A. DGDM will cooperate fully and timely with Consultant to enable Consultant to perform his obligations hereunder.

B. The execution and performance of this Agreement by DGDM has been duly authorized by the Board of Directors of DGDM.

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C. The performance by DGDM of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of DGDM or any contractual obligation by which DGDM may be bound.

D. The shares of Consultant Stock (as defined in Exhibit “B”), when issued and delivered in accordance with this Agreement, will be fully paid and non-assessable.

E. DGDM has delivered to Consultant true and complete copies of the following documents filed by DGDM with the SEC (the “SEC Filings”):

(1) Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the SEC on November 23, 2020;

(2) Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on July 14, 2020;

(3) Current Report on Form 8-K, date of event reported: January 1, 2020, as filed with the SEC on January 7, 2020, and as amended April 3, 2020, April 13, 2020, May 11, 2020, July 13, 2020, and July 23, 2020; and

(4) Post-Qualification Amendment No. 1 to Offering Statement on Form 1-A, as filed with the SEC on November 4, 2020.

DGDM is engaged in all material respects only in the business described in the SEC Filings and the SEC Filings, collectively, contain a complete and accurate description in all material respects of the business of DGDM.

5. Representations and Warranties of Consultant.

A. Consultant represents and warrants to DGDM that he is under no legal disability with respect to entering into, and performing under, this Agreement.

B. Consultant is acquiring the Consultant Stock (as defined in Exhibit “B”) for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “1933 Act”). Consultant agrees not to sell, hypothecate or otherwise transfer the Consultant Stock (as defined in Exhibit “B”), unless such securities are registered under the federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to DGDM, an exemption from such law is available.

C. Consultant understands that: (1) the shares of Consultant Stock (as defined in Exhibit “B”) have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (a) subsequently registered thereunder, or (b) Consultant shall have delivered to DGDM an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (2) any sale of such securities made in reliance on Rule 144 under the 1933 Act (or a successor rule thereto) (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (3) except as otherwise set forth in this Agreement, neither DGDM nor any other person is under any obligation to register such securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. There can be no assurance that there will be any market for the Consultant Stock (as defined in Exhibit “B”).

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D. Consultant understands that the certificate(s) representing the Consultant Stock (as defined in Exhibit “B”) shall bear a restrictive legend in substantially the following form:

THESE SECURITIES HAVE BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT ANY SUCH PROPOSED TRANSFER IS IN ACCORDANCE WITH ALL APPLICABLE LAWS, RULES AND REGULATIONS.

E. Consultant has received and read in their entirety: (1) this Agreement and each representation, warranty and covenant set forth herein; and (2) all due diligence and other information, including the SEC Filings, necessary to verify the accuracy and completeness of such representations, warranties and covenants; Consultant has received answers to all questions regarding an investment in DGEM; and Consultant has relied on the information contained therein and have not been furnished any other documents, literature, memorandum or prospectus.

F. Consultant is not relying on any statements or representations of DGDM or any of its agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

6. Notices. All notices hereunder shall be in writing and addressed to the party at its last known address, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail or by national or international overnight courier. Notices will be deemed given upon the earlier of actual receipt of three (3) business days after being mailed or delivered to such courier service.

7. Miscellaneous.

A. In the event of a dispute between the parties arising out of this Agreement, both Consultant and the Company agree to submit such dispute to arbitration before the American Arbitration Association (the “Association”) at its Dallas, Texas, offices, in accordance with the then-current rules of the Association; the award given by the arbitrators shall be binding and a judgment may be obtained on any such award in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, may award attorneys’ fees to the prevailing party.

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B. This Agreement is not assignable in whole or in any part, and shall be binding upon the parties, their heirs, representatives, successors or assigns.

C. This Agreement may be executed in multiple counterparts which, taken together, shall be deemed an original. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, if each party executes at least one counterpart.

D. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada.

DGDM:		CONSULTANT:
DIGITAL DEVELOPMENT PARTNERS, INC.

By:	/s/ FABIAN G. DENEAULT	/s/ OLIVIER DARCEAUX
	Fabian G. Deneault	Olivier Darceaux
President

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EXHIBIT “A” TO CONSULTING AGREEMENT WITH OLIVIER DARCEAUX (CONSULTANT)

SERVICES TO BE PERFORMED BY CONSULTANT ON BEHALF OF DGDM

The consulting services to be provided by Consultant under the Consulting Agreement to which this Exhibit “A” is attached include, but shall not be limited to:

BlackBirdAmericanHemp.com

•	Design, implementation and ongoing maintenance of the www.blackbirdamericanhemp.com website, in cooperation with the officers of DGDM.

•	Perform such other related tasks as may be reasonably requested by the officers of DGDM.

MiteXstream.com

•	Design, implementation, including an online shopping system, and ongoing maintenance of the www.mitexstream.com website, in cooperation with the officers of DGDM.

•	Perform such other related tasks as may be reasonably requested by the officers of DGDM.

BlackBirdPotentials.com

•	Design, implementation and ongoing maintenance of the www.blackbirdpotentials.com website, in cooperation with the officers of DGDM.

•	Perform such other related tasks as may be reasonably requested by the officers of DGDM.

It is understood and agreed that DGDM and Consultant will, should a greater level of services be required by DGDM, negotiate compensation to be paid to Consultant for any such work in good faith.

It is understood and agreed that there may be times when DGDM does not utilize the services or advice of Consultant. Any such failure of DGDM to use, or seek in writing, Consultant’s advice and/or services and/or assistance, as set forth herein, shall not be deemed to be non-performance hereunder by Consultant.

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EXHIBIT “B” TO CONSULTING AGREEMENT WITH OLIVIER DARCEAUX (CONSULTANT)

COMPENSATION TO BE PAID BY TO CONSULTANT

As full payment for Consultant’s services under the Consulting Agreement to which this Exhibit “B” relates, Consultant shall receive compensation, as follows:

•	The sum of $5,000, payable by the issuance to Consultant of 500,000 shares of DGDM’s $.001 par value common stock.

•	$1,800.00 in cash for the design and implementation of the www.blackbirdamericanhemp.com website.

•	$1,800.00 in cash for the design and implementation of the www.mitexstream.com website.

•	$1,800.00 in cash for the design and implementation of the www.blackbirdpotentials.com website.

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